A PROFESSIONAL CORPORATION
1900 MARKET STREET     PHILADELPHIA, PA 19103-3508     215.665.2000     800.523.2900     215.665.2013 FAX     www.cozen.com
Exhibit 5.1
July 29, 2011
Board of Directors
Converted Organics Inc.
7A Commercial Wharf West
Boston, MA 02110

Re:	Converted Organics Inc. — Registration Statement on Form S-1
Gentlemen:
     We have acted as counsel to Converted Organics Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-1 (file no. 333-175134) (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”). The Registration Statement covers the resale by the selling stockholder listed in the Registration Statement (the “Selling Securityholder”) of up to 87,172,755 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”) that may be issued by the Company (i) upon the conversion of a convertible note (“Note”); and (ii) upon the exercise of certain warrants (the “Warrants”).
     In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as included as exhibits to the Registration Statement; (ii) resolutions of the Company’s Board of Directors authorizing the issuance of the Common Stock; (iii) the Registration Statement; (iv) the Note and Warrants and (v) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.
     Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when issued by the Company (i) upon conversion of the Note in accordance with the terms of such Note, and (ii) upon the exercise of the Warrants in accordance with the terms of such Warrants, will be validly issued, fully paid and nonassessable.
     This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”
     This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration

Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.
Very truly yours,
/s/ Cozen O’Connor
Cozen O’Connor

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